Exhibit 5.1

GROSS, KLEINHENDLER, HODAK, HALEVY, GREENBERG & CO.

May 11, 2006

Scopus Video Networks Ltd.
10 Ha'amal Street, Park Afek
Rosh Ha'ayin 48092, Israel

Ladies and Gentlemen:

We have acted as counsel to Scopus Video Networks Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its filing of a registration statement on Form S-8 (the “Registration Statement”) being filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of an aggregate amount of 6,022,949 ordinary shares, par value NIS 1.40 per share, which are authorized to be issued under the Company’s 2000 Employee Incentive Share Option Plan, Executive Option Plan, and 2001 Amended and Restated Share Option Plan (the “Plans”).

In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company’s (i) Articles of Association, (ii) the Plan and (iii) resolutions of the Company’s Board of Directors. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

On the basis of the foregoing, we are of the opinion that the 6,022,949 ordinary shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the Plans, will be validly issued, fully paid and non-assessable under Israeli law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. ——————————————————————— Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.